Pursuant to Rule 424(b)(3)
Registration Number 333-119468

PROSPECTUS SUPPLEMENT NUMBER THREE
(TO PROSPECTUS DATED AUGUST 4, 2005)

19,165,088 Shares

INYX, INC.

COMMON STOCK

This prospectus supplement supplements the prospectus dated August 4, 2005 relating to the offer and sale by the selling stockholders identified in the prospectus of up to 19,165,088 shares of our common stock.

This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated August 4, 2005, including any supplements or amendments thereto, including those supplements dated August 9, 2005 and September 15, 2005.

Investing in the shares involves risks. See “Risk Factors” beginning on page 5 of the prospectus dated August 4, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 18, 2005

Selling Stockholders(1)	Shares Beneficially Owned Prior to Offering		Number of Shares Subject to Warrants	Number of Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering (3)
	Number	Percentage			Number	Percentage
Vision Opportunity Master Fund, Ltd. (2)	625,000	1.6%	312,500	625,000	0	0

The shares beneficially owned by the selling stockholder named above were acquired from one or more of the selling stockholders named in the prospectus dated August 4, 2005, and this prospectus supplement does not increase the total number of shares registered under the registration statement of which this prospectus supplement and the prospectus dated August 4, 2005 are a part.

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(1) Information concerning the selling security holders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus, if and when required.

(2) The Company has been advised by the above named selling stockholder that Adam Benowitz exercises dispositive and voting power with respect to these securities.

(3) Assumes all of shares offered by the above selling stockholder are sold.